NEWS RELEASE	Exhibit 99

Date: September 29, 2004

Release Time: 5:00 p.m. CDT

Contact: Susan Blair (501) 978-2217

Bank of the Ozarks, Inc.

Trust Preferred Securities

LITTLE ROCK, AR, September 29, 2004 — Bank of the Ozarks, Inc. (NASDAQ: OZRK) (the “Company”), today announced that its wholly owned subsidiary, Ozark Capital Statutory Trust IV (the “Trust”), on September 28, 2004 issued 15,000 trust preferred securities, liquidation amount of $1,000 per trust preferred security, for a cumulative purchase price of $15,000,000. The trust preferred securities will bear a floating interest rate equal to 90-day LIBOR plus 2.22%. The trust preferred securities are redeemable, at the Company’s option, in whole or in part, at par, beginning five years after their issuance, and if not sooner redeemed, mature on September 23, 2034.

The trust preferred securities were placed by Sandler O’Neill & Partners, L.P. in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed payments to the trust preferred securities holders on accrued and unpaid distributions of interest and principal on the securities and the redemption price, if applicable, in each case to the extent the Trust has funds available.

The proceeds of the offering will be used by the Trust to acquire debt securities of the Company which, in turn, intends to use the proceeds to augment Tier 1 capital of the Company and for general corporate purposes.

The information contained in this release is not intended as an offer to sell nor a solicitation or offer to buy any securities of Bank of the Ozarks, Inc., and is provided only for general information.

This release may contain forward looking statements regarding the Company’s plans, expectations and outlook for the future including, among others, statements regarding the possible use of proceeds by the Company from the sale of the trust preferred securities described in this release, the possible future redemption of some or all of the trust preferred securities and the timing of any such redemption. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes and competitive factors, as well as other factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2003 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Bank of the Ozarks, Inc. owns a state-chartered subsidiary bank that conducts banking operations through 45 offices in 26 communities throughout northern, western and central Arkansas, one banking office in Frisco, Texas and loan production offices in Charlotte, North Carolina and Dallas and Texarkana, Texas. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

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